                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          FOR THE QUARTERS AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                             (DOLLARS IN MILLIONS)

                                                         QUARTER   SIX MONTHS
                                                        --------- -------------
                                                        1997 1996  1997   1996
                                                        ---- ---- ------ ------
EARNINGS:
Income before minority interests and income taxes...... $733 $646 $1,580 $1,369
Fixed charges, exclusive of capitalized interest.......  162  159    313    324
                                                        ---- ---- ------ ------
                                                        $895 $805 $1,893 $1,693
                                                        ==== ==== ====== ======
FIXED CHARGES:
Interest charged to expense............................ $125 $127 $  241 $  257
Interest portion of rental expense and amortization of
 deferred
 loan costs............................................   37   32     72     67
                                                        ---- ---- ------ ------
Fixed charges, exclusive of capitalized interest.......  162  159    313    324
Capitalized interest...................................    3    6      9     14
                                                        ---- ---- ------ ------
                                                        $165 $165 $  322 $  338
                                                        ==== ==== ====== ======
Ratio of earnings to fixed charges..................... 5.43 4.87   5.88   5.01
                                                        ==== ==== ====== ======

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